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                                                                    Exhibit 99.1

Belden & Blake Corporation
NEWS RELEASE

5200 Stoneham Road o North Canton, Ohio 44720 o (330) 499-1660 o FAX (330) 497-5463

CONTACT:  Patricia A. Harcourt                        FOR IMMEDIATE RELEASE
          Vice President, Administration              June 29, 2004
  E-mail: pharcourt@beldenblake.com

                 BELDEN & BLAKE SELLS TRENTON BLACK RIVER ASSETS

         NORTH CANTON, OH -- Belden & Blake Corporation today announced that it has sold substantially all of its Trenton Black River assets to Fortuna Energy Inc., ("Fortuna") for $65 million in cash. The assets sold include working interests in approximately 16 wells, 11 miles of natural gas gathering lines and oil and gas leases on approximately 475,000 gross acres. The assets are located primarily in New York, Pennsylvania, Ohio and West Virginia. The transaction closed on June 25, 2004.

         Fortuna Energy Inc. is a wholly owned subsidiary of Talisman Energy Inc. of Calgary, Alberta.

         Belden & Blake Corporation engages in the exploration, development and production of natural gas and oil, and the gathering of natural gas in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York and Michigan).

         Randall & Dewey, an oil and gas strategic advisory and consulting firm based in Houston, Texas, acted as advisors to Belden & Blake.

         The information in this release includes forward-looking statements that are made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Belden & Blake are subject to a number of risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, the Company's access to capital, the market demand for and prices of oil and natural gas, the Company's oil and gas production and costs of operation, results of the Company's future drilling activities, the uncertainties of reserve estimates and environmental risks. These and other risks are described in the Company's 10-K and 10-Q reports and other filings with the Securities and Exchange Commission.